Exhibit 99.1

Aladdin Knowledge Systems

PRESS RELEASE

Aladdin Press Contact:	Aladdin Company Contact:
Matthew Zintel	Debbie Kaye
Zintel Public Relations	Corporate Communications Manager
matthew.zintel@zintelpr.com	debbie.kaye@aladdin.com
310.574.8888	646.468.0481

Secure Computing Press Contact:	Secure Computing Contact:
Paula Dunne	Ally Zwahlen
Contos Dunne Communications LLC	Secure Computing Corporation
paula@contosdunne.com	Ally Zwahlen@securecomputing.com
408.776.1400	925.288.4175

FOR IMMEDIATE RELEASE

Aladdin Knowledge Systems to Acquire

Secure SafeWord from Secure Computing

Acquisition of Secure SafeWord complements Aladdin eToken two-factor authentication solutions

SafeWord’s strong channel partner network set to greatly enhance Aladdin channel presence

TEL AVIV, ISRAEL and SAN JOSE, CA, July 30, 2008 – Aladdin Knowledge Systems (NASDAQ: ALDN), an information security leader specializing in authentication, software DRM and content security, and Secure Computing Corporation (NASDAQ: SCUR), a leading enterprise gateway security company, today announced a definitive agreement for Aladdin to acquire the Secure SafeWord product line for approximately $65 million in cash, including acquisition costs.

The acquisition of Secure SafeWord will position Aladdin as the premier strong authentication provider, adding highly innovative token technology as well as a strong market and channel presence to the existing Aladdin eToken family of solutions. To continue SafeWord’s worldwide growth, Aladdin plans to fully engage and support Secure Computing’s substantial, vibrant network of current SafeWord channel partners. Secure SafeWord added $32 million to Secure Computing’s revenue in 2007.

“This acquisition is a major corporate milestone, as it quickly brings sizeable revenues and growth opportunities that perfectly align with Aladdin’s business,” said Yanki Margalit, Chairman and CEO of Aladdin Knowledge Systems. “Through this acquisition, Aladdin stands as a worldwide leader in strong authentication technology. The incorporation of SafeWord into the Aladdin set of eToken authentication solutions will benefit customers by providing them a broader range of solutions for their security needs.”

“After considering a number of prospective buyers, Secure Computing chose Aladdin as the strongest partner, best suited to ensure a seamless transition and continued best-in-class services and support for our Secure SafeWord customers and partners,” said Daniel Ryan, president and CEO of Secure Computing. “The sale of Secure SafeWord enables Secure Computing to redouble its focus on its areas of greatest strength and expertise — delivering comprehensive and integrated Web, mail and network gateway appliances. The company believes the vast majority of customers and channel partners will both support and celebrate the company’s renewed focus.”

Secure Computing’s SafeWord business unit and all of its employees, including the SafeWord research and development group and SafeWord sales team, are expected to be incorporated into Aladdin Knowledge Systems. The sale of SafeWord to Aladdin Knowledge Systems by Secure Computing is subject to certain closing conditions which are contained in the asset purchase agreement entered into by the parties. The transaction is expected to be consummated in August or September 2008. Pending a successful completion of the transaction, the acquisition is anticipated to be accretive to Aladdin on a GAAP diluted earnings per share basis toward the last quarter of 2009.

Teleconferences & Web Casts

Aladdin will hold a teleconference today at 8:30 a.m. EDT to discuss the acquisition. To participate in the call, dial +1 (888) 281-1167 in North America, or +972 (3) 918-0691 internationally, approximately five minutes prior to the scheduled call start time. The call is being simultaneously Web cast and can be accessed on the Aladdin Web site at www.Aladdin.com/investor. Please visit the Web site at least 15 minutes prior to the scheduled call time to register for the Web cast and download any necessary audio software. A replay of the call will be made available through August 6 th by accessing +1 (888) 254-7270 in North America, or +972 (3) 925-5954 internationally.

Secure Computing will hold a conference call today at 9:00 a.m. EDT to discuss the divestiture. To participate in the call, dial +1 (888) 324-2880 in North America, or +1 210-839-8792 internationally, approximately five minutes prior to the scheduled start time. The call is being simultaneously Web cast and can be accessed at the Investor Relations section of the Secure Computing Web site at www.securecomputing.com. In addition, a telephone replay will be made available through August 6th by accessing +1 (888) 566-0619 in North America or +1 (402) 998-0719 internationally.

About SafeWord

SafeWord two-factor authentication technology protects companies’ important information assets and applications. Secure SafeWord’s tokens and seamless integration with any existing Microsoft infrastructure make it simple to deploy remote access authentication for VPNs, Citrix applications, Web applications, Webmail, and Outlook Web Access. SafeWord allows users to deploy and protect more applications, use phones as a two-factor authenticator, and lower the overall total cost of ownership through tools that make the job of deploying two-factor authentication simple for administrators and users.

About Secure Computing Corporation

Secure Computing Corporation (NASDAQ: SCUR), a leading provider of enterprise gateway security, delivers a comprehensive set of solutions that help customers protect their critical Web, email and network assets. Over half the Fortune 50 and Fortune 500 are part of our more than 22,000 global customers, supported by a worldwide network of more than 2,000 partners. The company is headquartered in San Jose, Calif., and has offices worldwide. For more information, see www.securecomputing.com.

About Aladdin

Aladdin Knowledge Systems (NASDAQ: ALDN) is an information security leader with offices in 12 countries, a worldwide network of channel partners, and numerous awards for innovation. Aladdin eToken is the world’s #1 USB-based authentication solution, offering identity and access management tools that protect sensitive data. Aladdin HASP SRM boosts growth for software developers and publishers through strong anti-piracy protection, IP protection, and secure licensing and product activation. Aladdin eSafe delivers real-time intelligent Web gateway security that helps protect data and networks, improve productivity, and enable compliance. Visit www.Aladdin.com.

All product names and trademarks are the property of their respective firms.

This press release may contain forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, without limitation, the expected timing and benefits of the proposed transaction and the risks and uncertainties described from time to time in the companies’ periodic reports filed with the Securities and Exchange Commission. The companies specifically disclaim any responsibility for updating these forward-looking statements.

©2008 Aladdin Knowledge Systems, Ltd. All rights reserved. HASP, eToken, eSafe, Aladdin Knowledge Systems and the Aladdin logo are trademarks or registered trademarks of Aladdin Knowledge Systems, Ltd.